Exhibit 4.4

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 23, 2025, among LEVEL 3 PARENT, LLC, a Delaware limited liability company (“Level 3 Parent”), LEVEL 3 FINANCING, INC., a Delaware corporation (the “Issuer”), the guarantors listed on the signature pages hereto (together with Level 3 Parent, the “Guarantors”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee and collateral agent under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer, Level 3 Parent and the other Guarantors party thereto have heretofore executed and delivered to the Trustee that certain Indenture, dated as of March 22, 2024 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Indenture”), providing for the issuance of its 4.500% Second Lien Notes due 2030 (the “Notes”);

WHEREAS, the Issuer has offered to purchase the Notes for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated December 8, 2025, as amended, restated, and supplemented or otherwise modified (such offer, the “Tender Offer” and, such Statement, the “Statement”) and, in conjunction with the Tender Offer, has solicited consents from the Holders of the Notes to the amendments to the Indenture contained herein (the “Consent Solicitation”);

WHEREAS, Section 8.02 of the Indenture provides, among other things, that with the consent of the Holders of not less a majority in principal amount of the Outstanding Securities, by Act of such Holders delivered to the Issuer and the Trustee, and solely for purposes of the amendments set forth in Sections 2(a)(vii) (to the extent related to Section 5.01(k) of the Indenture), 2(a)(ix), 2(a)(x), 2(a)(xi) and 2(b) hereof (and, to the extent related to any such subsections of Section 2, Sections 2(c), 2(d), 2(e) and 3), the consent of the Holders of at least two-thirds in principal amount of the Outstanding Securities affected thereby (collectively, the “Requisite Consents”) as evidenced by the Certification of Global Bondholder Services Corporation attached to the Officers’ Certificate of the Issuer delivered as of the date hereof, the Issuer, the Guarantors and the Trustee may enter into one or more indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or waiving or otherwise modifying in any manner the rights of the Holders;

WHEREAS, the Issuer has received the Requisite Consents from the Holders of the Notes to make certain amendments to the Indenture and the Notes as set forth in Sections 2 and 3 hereof (the “Amendments”), as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture;

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Issuer and the Guarantors;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed;

WHEREAS, the Issuer has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that the execution of the Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent to the execution of such Supplemental Indenture have been fulfilled; and

WHEREAS, pursuant to Section 8.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, and the Issuer and the Guarantors have requested that the Trustee execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture, and the rules of construction contained in the Indenture will apply equally to this Supplemental Indenture.

2. Amendments.

(a) The following provisions of the Indenture and all references thereto in the Indenture are hereby amended to be deleted in their entirety and to be of no further force and effect, and the Issuer, the Subsidiaries and the Guarantors are hereby released from their respective obligations under the following provisions of the Indenture, provided that the section or article numbers, as applicable, will remain and the word “[Reserved]” shall replace the title thereto:

(i)	Section 9.04 (Existence);

(ii)	Section 9.05 (Reports);

(iii)	Section 9.08 (Limitation on Indebtedness);

(iv)	Section 9.10 (Limitation on Liens);

(v)	Section 9.14 (Restricted and Unrestricted Subsidiaries);

(vi)	Section 9.18 (Authorizations and Consents of Governmental Authorities)

(vii)	Sections 5.01(d), (f), (g) and (k) (Events of Default);

(viii)	Section 7.03 (4) (Issuer May Consolidate, etc., Only on Certain Terms);

(ix)	Section 9.15 (Limitation on Actions with Respect to Existing Intercompany Obligations);

(x)	Section 9.22 (After-Acquired Property); and

(xi)	Article 13 (Collateral and Security).

(b) The Indenture is hereby amended to release all Collateral from the Lien and security interest created by the Collateral Documents to secure the Obligations and all rights in the applicable Collateral shall be automatically released from the Lien and security interest created by the Collateral Documents to secure the Obligations. This Supplemental Indenture constitutes notice to the Trustee and Collateral Agent of such release.

(c) Any of the terms or provisions present in the Notes that relate to any of the provisions of the Indenture as amended by this Supplemental Indenture are also hereby amended, mutatis mutandis, so as to be consistent with the amendments made by this Supplemental Indenture; provided, for the avoidance of doubt, that such amendments shall be made only to the extent such amendments may be made with the consent of Holders of the Requisite Consents.

(d) The Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments to the Indenture pursuant to Section 2(a) above; provided, for the avoidance of doubt, that such amendments shall be made only to the extent such amendments may be made with the consent of Holders of the Requisite Consents.

(e) The Indenture and the Notes are hereby amended by deleting all references in the Indenture and the Notes to those articles, sections and subsections that are deleted as a result of the amendments made by this Supplemental Indenture; provided, for the avoidance of doubt, that such amendments shall be made only to the extent such amendments may be made with the consent of Holders of the Requisite Consents.

(f) None of the Issuer, the Subsidiaries, the Guarantors, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such sections or clauses deleted pursuant to clause (a) above and such sections or clauses shall not be considered in determining whether a Default or Event of Default has occurred or whether the Issuer, the Guarantors or the Trustee have observed, performed or complied with the provisions of the Indenture.

3. Notes Deemed Conformed. The provisions of the Notes shall be deemed to be conformed to the Indenture as supplemented by this Supplemental Indenture and amended to the extent that the Notes are inconsistent with the Indenture as amended by this Supplemental Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic signature transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic signature shall be deemed to be their original signatures for all purposes.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

8. Effectiveness; Revocation. Notwithstanding anything to the contrary herein, this Supplemental Indenture shall become effective and binding on the Issuer, the Guarantors, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture upon the execution and delivery by the parties of this Supplemental Indenture, but the amendments to the Indenture and the Notes pursuant to this Supplemental Indenture (including Sections 2 and 3 above) shall become operative only at the time and date at which the relevant consideration described in the Statement has been paid in respect of Notes representing the Requisite Consents, which such payment shall occur on the final settlement date of the Tender Offer, as further described in the Statement. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

9. Severability. To the extent permitted by applicable law, any provision of this Supplemental Indenture held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. In the event any one or more of the provisions contained in this Supplemental Indenture or any waiver, amendment or modification to this Supplemental Indenture or other Note Document (or purported waiver, amendment, or modification) including pursuant to this Supplemental Indenture, should be held invalid, illegal, unenforceable or to be unauthorized under the terms of Section 8.02 of the Indenture, then:

(x) (i) such provisions, waivers, amendments or modifications (or purported waivers, amendments or modifications) shall be construed or deemed modified so as to be valid, legal, enforceable and authorized under the terms of Section 8.02 of the Indenture, as applicable, with an economic effect as close as possible to that of the invalid, illegal, unenforceable or unauthorized provisions, waivers, amendments or modifications, as applicable, and (ii) once construed or modified by clause (i), such provisions, waivers, amendments or modifications (or attempted waivers, amendments, or modifications) shall be deemed to have been operative ab initio,

(y) any such provision, waiver, amendment or modification (or purported waiver, amendment or modification) not capable of being modified or construed in accordance with the foregoing clause (x) shall automatically be considered without effect, and such provision, waiver, amendment or modification shall for all purposes be deemed to have never been implemented or occurred, as applicable, and

(z) after giving effect to each of the foregoing clauses (x) and (y), the validity, legality and enforceability of the remaining provisions or waivers, amendments or modifications, as applicable, contained herein and therein shall not in any way be affected or impaired thereby.

Notwithstanding any other provision of this Supplemental Indenture, if a court of competent jurisdiction, in a final and unstayed order, determines that the amendments contained herein are invalid for any reason, such determination shall not (directly or indirectly) constitute a default or breach of this Supplemental Indenture, the Indenture or any other Note Document.

10. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuer, Level 3 Parent and the Guarantors, and not of the Trustee. The Issuer hereby authorizes and directs the Trustee to execute and deliver this Supplemental Indenture. The Issuer acknowledges and agrees that the Trustee and Collateral Agent (i) shall each be entitled to all of the rights, privileges, benefits, protections, indemnities, limitations of liability, and immunities of the Trustee set forth in the Indenture, which are hereby deemed incorporated by reference; and (ii) each has acted consistently with its standard of care under the Indenture and/or Collateral Documents.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LEVEL 3 PARENT, LLC

By:	/s/ Jon Yourkoski
Name: Jon Yourkoski
Title: Senior Vice President, Treasurer and Corporate Development

LEVEL 3 FINANCING, INC.

By:	/s/ Jon Yourkoski
Name: Jon Yourkoski
Title: Senior Vice President, Treasurer and Corporate Development

[Signature Page]

BROADWING, LLC

BTE EQUIPMENT, LLC

GLOBAL CROSSING NORTH AMERICAN HOLDINGS, INC.

GLOBAL CROSSING NORTH AMERICA, INC.

LEVEL 3 ENHANCED SERVICES, LLC

LEVEL 3 INTERNATIONAL, INC.

LEVEL 3 TELECOM HOLDINGS II, LLC

LEVEL 3 TELECOM HOLDINGS, LLC

LEVEL 3 TELECOM MANAGEMENT CO. LLC

LEVEL 3 TELECOM OF ALABAMA, LLC

LEVEL 3 TELECOM OF ARKANSAS, LLC

LEVEL 3 TELECOM OF CALIFORNIA, LP

LEVEL 3 TELECOM OF D.C., LLC

LEVEL 3 TELECOM OF IDAHO, LLC

LEVEL 3 TELECOM OF ILLINOIS, LLC

LEVEL 3 TELECOM OF IOWA, LLC

LEVEL 3 TELECOM OF LOUISIANA, LLC

LEVEL 3 TELECOM OF MISSISSIPPI, LLC

LEVEL 3 TELECOM OF NEW MEXICO, LLC

LEVEL 3 TELECOM OF NORTH CAROLINA, LP

LEVEL 3 TELECOM OF OHIO, LLC

LEVEL 3 TELECOM OF OKLAHOMA, LLC

LEVEL 3 TELECOM OF OREGON, LLC

LEVEL 3 TELECOM OF SOUTH CAROLINA, LLC

LEVEL 3 TELECOM OF TEXAS, LLC

LEVEL 3 TELECOM OF UTAH, LLC

LEVEL 3 TELECOM OF VIRGINIA, LLC

LEVEL 3 TELECOM OF WASHINGTON, LLC

LEVEL 3 TELECOM OF WISCONSIN, LP

LEVEL 3 TELECOM, LLC

VYVX, LLCBROADWING COMMUNICATIONS, LLC

GLOBAL CROSSING TELECOMMUNICATIONS, INC.

LEVEL 3 COMMUNICATIONS, LLC

TELCOVE OPERATIONS, LLC

WILTEL COMMUNICATIONS, LLC

By:	/s/ Jon Yourkoski
Name: Jon Yourkoski
Title: Senior Vice President, Treasurer and Corporate Development

[Signature Page]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and as Collateral Agent

By:	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President

[Signature Page]